Shareholder meeting results (unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustees was
elected, as follows:
      Votes for 			Votes withheld
Ravi Akhoury 		82,707,810 			1,921,983
Jameson A. Baxter 	82,735,788 			1,894,005
Charles B. Curtis 	82,719,387 			1,910,406
Robert J. Darretta 	82,703,746 			1,926,047
Myra R. Drucker 	82,702,293 			1,927,500
John A. Hill 		82,739,429 			1,890,364
Paul L. Joskow 	82,780,513 			1,849,280
Elizabeth T. Kennan 82,682,405 			1,947,388
Kenneth R. Leibler 	82,724,722 			1,905,071
Robert E Patterson 	82,777,734 			1,852,059
George Putnam, III 	82,762,553 			1,867,241
Robert L. Reynolds 	82,784,017 			1,845,776
W. Thomas Stephens 	82,717,392 			1,912,401
Richard B. Worley 	82,719,952 			1,909,841

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 	Votes against 	Abstentions Broker non-votes
63,600,441 	1,395,491 	1,759,749 	17,874,112

All tabulations are rounded to the nearest whole number.